SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): October 3, 2001


                             MICREL, INCORPORATED
                          --------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                  CALIFORNIA
                                --------------
                 (State or Other Jurisdiction of Incorporation)


        0-25236                                        94-2526744
      -----------                                    --------------
(Commission File Number)                  (I.R.S. Employer Identification No.)


                2180 Fortune Drive, San Jose, CA         95131
              --------------------------------------------------
              (Address of Principal Executive Offices)  (Zip Code)


                                 (408) 944-0800
                               ------------------
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
                               ------------------
         (Former Name or Former Address, if Changed Since Last Report)

                      INFORMATION TO BE INCLUDED IN REPORT


Item 5.  Other Events.

   On May 30, 2001 Micrel, Incorporated ("Micrel" or the "Company") merged with Kendin Communications Inc. ("Kendin") in a pooling of interests transaction. This current report on Form 8-K is being filed to present the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, Quantitative and Qualitative Disclosures About Market Risk, Consolidated Financial Statements and accompanying financial statement schedule (Valuation and Qualifying Accounts) for the years ended December 31, 2000, 1999 and 1998, which have been retroactively restated to reflect the combination of Micrel and Kendin for all periods presented, giving effect to the merger as if the combination had occurred at the beginning of the earliest period presented.

Item 7.  Financial Statements, Proforma Financial Information and Exhibits.

   (c)   Exhibits.

         23.1   Consent of Deloitte & Touche LLP

         99.1   Supplemental Financial Data

INDEPENDENT AUDITORS' CONSENT                              EXHIBIT 23.1

We consent to the incorporation by reference in Registration Statement Nos. 333-37808 and 333-63620 of Micrel, Incorporated on Form S-3 and in Registration Statement Nos. 33-87222, 33-90396, 333-10167, 333-89223,
333-63618, 333-52136 and 333-37832 of Micrel, Incorporated on Form S-8 of our report dated January 23, 2001 (July 27, 2001 as to the fifth paragraph of Note 11 and September 27, 2001 as to the first three paragraphs of Note 2 to the financial statements), appearing in this Current Report on Form 8-K of Micrel, Incorporated dated October 3, 2001.

DELOITTE & TOUCHE LLP

San Jose, California
October 1, 2001

SUPPLEMENTAL FINANCIAL DATA                                EXHIBIT 99.1


                            SELECTED FINANCIAL DATA

                                            Years Ended December 31,
                               ------------------------------------------------
                                 2000      1999      1998      1997      1996
                               --------  --------  --------  --------  --------
                                   (in thousands, except per share amounts)
Income Statement Data:
Net revenues                   $346,335  $200,016  $144,935  $105,170  $ 66,244
Cost of revenues                146,321    88,423    72,649    50,207    32,407
                               --------  --------  --------  --------  --------
         Gross profit           200,014   111,593    72,286    54,963    33,837
                               --------  --------  --------  --------  --------
Operating expenses:
  Research and development       41,454    29,518    21,342    16,014     9,214
  Selling, general and
   administrative                44,976    29,335    22,539    17,750    12,229
  Purchased in-process
   technology                        -        603     3,737        -         -
                               --------  --------  --------  --------  --------
    Total operating expenses     86,430    59,456    47,618    33,764    21,443
                               --------  --------  --------  --------  --------
Income from operations          113,584    52,137    24,668    21,199    12,394
Other income, net                 4,739       692     1,138       974       703
                               --------  --------  --------  --------  --------
Income before income taxes      118,323    52,829    25,806    22,173    13,097
Provision for income taxes       39,049    17,363     9,748     7,190     4,340
                               --------  --------  --------  --------  --------
    Net income                 $ 79,274  $ 35,466  $ 16,058  $ 14,983  $  8,757
                               ========  ========  ========  ========  ========

Net income per share:
  Basic                        $   0.89  $   0.41  $   0.20  $   0.19  $   0.12
                               ========  ========  ========  ========  ========
  Diluted                      $   0.79  $   0.38  $   0.19  $   0.18  $   0.11
                               ========  ========  ========  ========  ========
Shares used in computing per
 share amounts:
  Basic                          89,242    85,762    82,258    77,640    73,631
                               ========  ========  ========  ========  ========
  Diluted                        99,926    93,941    86,479    84,653    80,611
                               ========  ========  ========  ========  ========

                                                  December 31,
                               ------------------------------------------------
                                 2000      1999      1998      1997      1996
                               --------  --------  --------  --------  --------
                                                 (in thousands)
Balance Sheet Data:
  Working capital              $174,552  $ 91,946  $ 55,282  $ 40,966  $ 34,059
  Total assets                  358,597   213,964   152,157    89,415    61,777
  Long-term debt                  5,327     8,854    14,007       552     3,287
  Total shareholders' equity    283,619   157,575   100,769    70,553    47,004


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   Micrel designs, develops, manufactures and markets a range of high performance standard analog, high-speed mixed-signal and digital integrated circuits. These circuits are used in a wide variety of electronics products, including those in the high bandwidth communications, computer, telecommunications and industrial markets. In addition to standard products, the Company manufactures custom analog and mixed-signal circuits and provides wafer foundry services.

   On May 30, 2001, the Company completed the acquisition of Kendin Communications, Inc. ("Kendin"), a privately held fabless semiconductor company that designs, develops and markets high performance integrated circuits for the communications and networking markets. Under the terms of the merger agreement, the Company issued 6,138,635 shares of common stock and options to purchase 645,097 shares of common stock in exchange for all outstanding Kendin securities and options to purchase Kendin securities. The transaction has been accounted for as a pooling of interests, and accordingly all financial statements presented have been restated to include the Kendin results. Associated with the acquisition the Company recorded $8.9 million in non-recurring acquisition expenses in the quarter ended June 30, 2001. The non-recurring expenses consisted of $6.9 million in transaction costs and $2.0 million in stock compensation charges.

   The Company derives a substantial portion of its net revenues from standard products. For 2000, 1999, and 1998 the Company's standard products sales accounted for 79%, 78%, and 72%, respectively, of the Company's net revenues. The Company believes that a substantial portion of its net revenues in the future will depend upon standard products sales, although such sales as a proportion of net revenues may vary as the Company adjusts product output levels to correspond with varying economic conditions and demand levels in the markets which it serves. The standard products business is characterized by short-term orders and shipment schedules, and customer orders typically can be canceled or rescheduled without significant penalty to the customer. Since most standard products backlog is cancelable without significant penalty, the Company typically plans its production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. In addition, the Company is limited in its ability to reduce costs quickly in response to any revenue shortfalls.

   The Company may experience significant fluctuations in its results of operations. Factors that affect the Company's results of operations include the volume and timing of orders received, changes in the mix of products sold, the utilization level of manufacturing capacity, competitive pricing pressures, the successful development of new products, and the Company's ability to ramp up manufacturing capacity to meet demand. These and other factors are described in further detail later in this discussion. As a result of the foregoing or other factors, there can be no assurance that the Company will not experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect the Company's business, financial condition, results of operations or cash flows.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

Results of Operations

   The following table sets forth certain operating data as a percentage of total net revenues for the periods indicated.

                                                         Years Ended
                                                         December 31,
                                                       ---------------
                                                        2000     1999
                                                       ------   ------
    Net revenues                                        100.0%   100.0%
    Cost of revenues                                     42.2     44.2
                                                       ------   ------
      Gross profit                                       57.8     55.8
                                                       ------   ------
    Operating expenses:
      Research and development                           12.0     14.8
      Selling, general and administrative                13.0     14.6
      Purchased in-process technology                      -       0.3
                                                       ------   ------
        Total operating expenses                         25.0     29.7
                                                       ------   ------
Income from operations                                   32.8     26.1
Other income, net                                         1.4      0.3
                                                       ------   ------
Income before income taxes                               34.2     26.4
Provision for income taxes                               11.3      8.7
                                                       ------   ------
Net income                                               22.9%    17.7%
                                                       ======   ======

   Net Revenues. Net revenues increased 73% to $346.4 million for the year ended December 31, 2000 from $200.0 million in 1999 due primarily to higher standard product revenues and, to a lesser extent, higher custom and foundry revenues. Standard product revenues increased to $275.3 million, which represented 79% of net revenues for the year ended December 31, 2000, compared to $156.0 million and 78% of net revenues for 1999. Such increases resulted from increased unit shipments combined with an increase in average selling prices. Sales of standard products were led by the increased sales of low dropout regulators, high bandwidth communications products and computer peripheral products. Such products were sold to manufacturers in the high bandwidth communications, telecommunications, and industrial markets. Custom and foundry revenues increased to $71.0 million, which represented 21% of net revenues for the year ended December 31, 2000, compared to $44.0 million and 22% of net revenues for 1999. Such increases were due primarily to increased sales of custom high bandwidth communications products and to a lesser extent increased foundry sales.

   Increasing overall end customer demand during the second half of 1999 and the first half of 2000 resulted in capacity constraints and increasing order lead times for semiconductor suppliers. Longer lead times and concern about availability of semiconductor components, resulted in increased order rates for standard products during the first three quarters of 2000 compared to the same periods in 1999, resulting in increased order backlog. Orders from OEM customers and contract manufacturers serving the high speed communications market were especially strong in the first nine months of 2000 as these customers attempted to secure semiconductor components to meet their projected end demand. However, the supply of semiconductors can quickly and unexpectedly match or exceed demand because customer end demand can change very quickly and, semiconductor suppliers can rapidly increase production output. This can lead to a sudden oversupply situation and a subsequent reduction in order rates as customers adjust their inventories to true demand rates. Customers continuously adjust their inventories resulting in frequent

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

changes in demand for the Company's products. The volatility of customer demand limits the Company's ability to predict future levels of sales and profitability.

   The semiconductor industry experienced such a change in the supply and demand situation during 2000. Shipments to mobile handset manufacturers declined in the second and third quarters compared to the first quarter as these customers attempted to align inventories with revised demand projections. Shipments to customers serving the computer market increased in 2000 compared to 1999 but did not exhibit typical seasonal increases in the second half of 2000 compared to the first half of the year. Despite the inventory corrections in the wireless handset and computer end markets, the Company's revenues grew sequentially in every quarter of 2000 due to the high demand from customers in the high speed communications and industrial markets. However, in the fourth quarter of 2000, customers in the high speed communications end market, and the contract manufacturing firms that serve this market, began to adjust their inventories to lower demand projections, resulting in cancellations and rescheduling of previously placed orders.
This activity, combined with the overall slowing of economic growth in the North American economy, led to lower order rates in the fourth quarter of 2000 compared with the same period in 1999, and a reduction in order backlog from the end of the third quarter.

   For the year ended December 31, 1999, net revenues increased 38% to $200.0 million from $144.9 million in 1998 due to higher standard product revenues and higher custom and foundry revenues. Standard product revenues increased to $156.0 million, which represented 78% of net revenues for the year ended December 31, 1999, compared to $104.3 million and 72% of net revenues for 1998. Sales of standard products were led by the increased sales of high bandwidth communication products, switching regulators, low dropout regulators and computer peripheral devices. Such products were sold to manufacturers of communications, portable computing, computing peripherals and industrial products. The rapid build out of the internet infrastructure was the primary driver for the increased revenue for standard high bandwidth products. Custom and foundry revenues increased to $44.0 million, which represented 22% of net revenues for the year ended December 31, 1999, compared to $40.6 million and 28% of net revenues for 1998. This decline as a percent of total revenues reflects a reduced emphasis on custom and foundry products as compared to the same periods in 1998, in which the Company increased its emphasis on custom and foundry products as an interim response to the Asian financial crisis.

   International sales represented 42%, 48%, and 47% of net revenues for the years ended December 31, 2000, 1999 and 1998, respectively. On a dollar basis, international sales increased 52% to $145.9 million for the year ended December 31, 2000 from $95.9 million for the comparable period in 1999. The dollar increase in international sales resulted from increased unit shipments to manufacturers of personal computers and communications products primarily in Asia and Europe.

   The Company's international sales are denominated in U.S. currency. Consequently, changes in exchange rates that strengthen the U.S. dollar could increase the price in local currencies of the Company's products in foreign markets and make the Company's products relatively more expensive than competitors' products that are denominated in local currencies, leading to a reduction in sales or profitability in those foreign markets. The Company has not taken any protective measures against exchange rate fluctuations, such as purchasing hedging instruments with respect to such fluctuations.

   The Company defers recognition of revenue derived from sales to domestic, Canadian, and certain other international distributors until such distributors resell the Company's products to their customers. Sales to stocking representatives and O.E.M. customers are recognized upon shipment. The Company estimates returns and warranty costs and provides an allowance as revenue is recognized.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

   Gross Profit. Gross profit is affected by a variety of factors including the volume of product sales, product mix, manufacturing utilization, product yields and average selling prices. The Company's gross margin increased to 58% for the year ended December 31, 2000 from 56% for the year ended December 31, 1999. The improvement in gross margin reflected higher average selling prices, an increased mix of higher gross margin products and increases in manufacturing efficiency due to greater capacity utilization.

   For the year ended December 31, 1999, the Company's gross margin increased to 56% from 50% for the year ended December 31, 1998. The gross margin improved from the prior year level, which was depressed by the write-off, in the fourth quarter of 1998 of approximately $7.0 million in excess inventory in response to a reduced sales forecast of Synergy products. Excluding the Synergy inventory write-off, gross margin for 1998 was 55%. In addition, the improvement in gross margin reflected an increase in manufacturing efficiency due to greater capacity utilization and reductions in contract assembly and test unit costs, which were partially offset by declining average selling prices.

   Manufacturing yields, which affect gross margin, may from time to time decline because the fabrication of integrated circuits is a highly complex and precise process. Factors such as minute impurities and difficulties in the fabrication process can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. There can be no assurance that the Company in general will be able to maintain acceptable manufacturing yields in the future.

   Research and Development Expenses. Research and development expenses include costs associated with the development of new processes and the definition, design and development of new products. The Company also expenses prototype wafers and new production mask sets related to new products as research and development costs until products based on new designs are fully characterized by the Company and are demonstrated to support published data sheets and satisfy reliability tests.

   As a percentage of net revenues, research and development expenses represented 12% and 15% for the years ended December 31, 2000 and 1999. On a dollar basis, research and development expenses increased $11.9 million or 40% to $41.5 million for the year ended December 31, 2000 from $29.5 million in 1999. The dollar increases were primarily due to increased engineering staffing costs and increased prototype material costs. The Company believes that the development and introduction of new products is critical to its future success and expects that research and development expenses will increase on a dollar basis in the future.

   For each of the years ended December 31, 1999 and 1998, research and development expenses represented 15% of net revenues. On a dollar basis, research and development expenses increased $8.2 million or 38% to $29.5 million for the year ended December 31, 1999 from $21.3 million in 1998. The increase in research and development expenses for the year ended December 31, 1999 was primarily due to increased engineering staffing costs associated with the acquisition of Synergy and the development of new standard products.

   Selling, General and Administrative Expenses. As a percentage of net revenues, selling, general and administrative expenses represented 13% and 15% for the years ended December 31, 2000 and 1999, respectively. On a dollar basis, selling, general and administrative expenses increased $15.6 million or 53% to $45.0 million for the year ended December 31, 2000 from $29.3 million for the comparable period in 1999. The dollar increases were principally attributable to increased commissions and staffing costs associated with the growth of the Company's revenues, increased legal costs, and increased profit

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

sharing accruals to promote personnel retention.

   For the years ended December 31, 1999 and 1998, selling, general and administrative expenses represented 15% and 16% of net revenues, respectively. On a dollar basis, selling, general and administrative expenses increased
$6.8 million or 30% to $29.3 million for the year ended December 31, 1999 from $22.5 million for the comparable period in 1998. The dollar increase was principally attributable to higher wages and salaries, commissions, advertising and other administrative expenses associated with the growth of the Company's revenues.

   Purchased In-Process Technology. On December 15, 1999, the Company acquired all the outstanding capital stock of Altos Semiconductor for a cash purchase price of $1.8 million. The transaction was accounted for as a purchase. Approximately $1.7 million of the total purchase cost was allocated to intangible assets. Of that amount, $603,000 was allocated to purchased in-process technology, which had not reached technological feasibility and had no alternative future use, for which the Company recorded charges in the year ended December 31, 1999.

   On November 9, 1998, the Company acquired all the outstanding capital stock of Synergy Semiconductor for a cash purchase price of $9.9 million, transaction fees of $1.3 million, direct merger costs of approximately $300,000, and the assumption of liabilities of approximately $20.1 million. The transaction was accounted for as a purchase. Approximately $12.9 million of the total purchase cost was allocated to intangible assets. Of that amount, approximately $3.7 million was allocated to purchased in-process technology, which had not reached technological feasibility and had no alternative future use, for which the Company recorded charges in the year ended December 31, 1998. The purchased in-process technology related to approximately 50 individual development projects that had not reached technological feasibility and, therefore, the successful completion of such projects was uncertain. Those development projects correspond to three existing product lines: supercom, clockworks and logic.

   Other Income, Net. Other income, net reflects interest income from investments in short-term investment grade securities offset by interest expense incurred on term notes. Other income, net increased by $4.0 million to $4.7 million in 2000 from $692,000 in 1999. This increase were primarily due to an increase in average cash and investment balances combined with increased rate of returns on such balances. The Company expects to continue to utilize term financing as appropriate to finance its capital equipment needs.

   For the year ended December 31, 1999, other income, net decreased by $446,000 to $692,000 from $1.1 million in 1998. Such decrease was due to an increase in average long-term debt associated with the Synergy acquisition.

   Provision for Income Taxes. For the year ended December 31, 2000 the provision for taxes on income was 33% of income before taxes. For the year ended December 31, 1999 the provision for taxes on income was 33% of income before taxes excluding the $603,000 charge for purchased in-process technology, which is a non-deductible charge for federal income tax purposes. The 2000 and 1999 income tax provisions differ from taxes computed at the federal statutory rate due to the effect of state taxes and the non-deductible charges for purchased in-process technology offset by the benefit from the foreign sales corporation, federal and state research and development credits, and state manufacturing credits.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)


Liquidity and Capital Resources

   Since inception, the Company's principal sources of funding have been its cash from operations, bank borrowings and sales of common stock. Principal sources of liquidity at December 31, 2000 consisted of cash and short-term investments of $123 million and bank borrowing arrangements. Borrowing agreements consisted of (i) $5 million under a revolving line of credit, of which all was unused and available at December 31, 2000, and (ii) $40 million under a non-revolving line of credit, of which $38 million was unused and available at December 31, 2000. The two lines of credit are covered by the same loan and security agreement. The revolving line of credit portion of the agreement expires on April 30, 2001 subject to automatic renewal on a month-to-month basis thereafter unless terminated by either party upon 30 days notice. The non-revolving line of credit portion of the agreement expires on April 30, 2001. Borrowings under the revolving line of credit bear interest rates of, at the Company's election, the prime rate (9.50% at December 31, 2000), or the bank's revolving offshore rate, which approximates LIBOR (6.40% at December 31, 2000) plus 2.0%. Borrowings under the non-revolving line of credit bear interest rates of, at the Company's election, the prime rate (9.50% at December 31, 2000), the bank's non-revolving offshore rate, which approximates LIBOR (6.40% at December 31, 2000) plus 2.13%, a fixed rate based on the four-year U.S. Treasury Bill rate (5.10% at December 31, 2000) plus 2.75% or an annual adjustable rate based on the one-year U.S. Treasury Bill rate (5.37% at December 31, 2000) plus 2.75%. The agreement contains certain restrictive covenants that include a restriction on the declaration and payment of dividends without the lender's consent. The Company was in compliance with all such covenants at December 31, 2000.

   Subsequent to December 31, 2000 the bank lines of credit were renewed and amended. The revolving line of credit portion of the agreement has been renewed through June 30, 2002 subject to automatic renewal on a month-to-month basis thereafter unless terminated by either party upon 30 days notice. The non-revolving line of credit portion of the agreement expired on May 31, 2001 and was subsequently renewed and amended through June 30, 2002. The non-revolving line of credit was reduced to $10 million from $40 million. All other terms and conditions of the agreement remain substantially the same.

   The non-revolving bank line of credit that is covered by the loan agreement described above, can be used to fund purchases of capital equipment whereby the Company may borrow up to 100% of the acquisition cost. Amounts borrowed under this credit line are automatically converted to four-year installment notes. All equipment notes are collateralized by substantially all of the Company's manufacturing equipment.

   As of December 31, 2000, the Company had $10.8 million outstanding under term notes (see Note 5 of Notes to Consolidated Financial Statements contained in Item 8).

   The Company's working capital increased by $82.6 million to $174.6 million as of December 31, 2000 from $91.9 million as of December 31, 1999. The increase was primarily attributable to increases in cash, cash equivalents and short-term investments of $66.4 million, accounts receivable of $22.5 million, inventories of $4.7 million and deferred income taxes of 8.4 million, which were partially offset by increases in accounts payable of $8.7 million and deferred income of $7.7 million. The Company's short-term investments were principally invested in investment grade, interest-bearing securities.

   The Company's cash flows provided by operating activities increased to $115.4 million for the year ended December 31, 2000 from $50.0 million for the year ended December 31, 1999 primarily as a result of increased net income, income taxes payable and deferred income. For the year ended

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

December 31, 2000 the Company's cash flows provided by operating activities were primarily attributable to net income of $99.4. million after adding back non-cash activities, an increase in income taxes payable of $22.9 million (excluding $23.4 million non-cash tax benefits from employee stock transactions), an increase in accounts payable of $8.7 million and an increase in deferred income of $7.7 million which were partially offset by increases in accounts receivable of $22.5 million which increased with higher revenues.

   The Company's investing activities during the year ended December 31, 2000 used cash of $67.8 million as compared to $53.1 million of cash used for investing activities during the year ended December 31, 1999. Cash used for investing activities during the year ended December 31, 2000 resulted primarily from net purchases of $67.5 million of equipment and leasehold improvements.

   The Company's financing activities during the year ended December 31, 2000 provided cash of $18.5 million as compared to cash provided of $7.7 million during the year ended December 31, 1999. Cash provided by financing activities during the year ended December 31, 2000 was the result of $22.0 million in proceeds from the issuance of common stock, and proceeds from long-term borrowings of $2.0 million, which was partially offset by $5.5 million in repayments of long-term debt.

   The Company currently intends to reduce its capital equipment purchases from the year 2000 levels by 30% to 40% to approximately $40 million to $50.0 million during the next twelve months primarily for the purchase of additional wafer and test manufacturing equipment and leasehold improvements. The Company expects that its cash requirements through 2001 will be met by its cash from operations, existing cash balances and short-term investments, and its credit facilities.


Factors That May Affect Operating Results

   The statements contained in this Report on Form 8-K that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, hopes, intentions or strategies regarding the future. Forward-looking statements include: statements regarding future products or product development; statements regarding future research and development spending and the Company's product development strategy; statements regarding the levels of international sales; statements regarding future expansion or utilization of manufacturing capacity; statements regarding future expenditures; and statements regarding current or future acquisitions. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Some of the factors that could cause actual results to differ materially are set above in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the additional factors set forth below.


We are exposed to the risks because of the recent slowdown in the global economy.

Recently the global economy has been experiencing a slowdown due to many factors, including decreased consumer confidence and concerns about inflation, and reduced corporate profits and capital spending. As a result of these unfavorable economic conditions, we have experienced lower new customer order rates and a significant amount of previously placed orders were cancelled during the first half of 2001. In addition, the recent terrorist attacks on September 11, 2001 appear to have further depressed economic activity in the United States. If these weak economic conditions in the U.S. continue or

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

worsen, or if a wider global economic recession materializes, our business, financial condition and results of operations may be materially and adversely affected.


Our operating results may fluctuate because of a number of factors, many of which are beyond our control.

If our operating results are below the expectations of public market analysts or investors, then the market price of our common stock could decline. Some of the factors that affect our quarterly and annual results, but which are difficult to control or predict are:

- the volume and timing of orders received
- changes in the mix of products sold
- market acceptance of our products and our customers' products
- competitive pricing pressures
- our ability to introduce new products on a timely basis
- the timing of new product announcements and introductions by us or our competitors
- the timing and extent of research and development expenses
- fluctuations in manufacturing yields
- cyclical semiconductor industry conditions
- our ability to hire and retain key technical and management personnel
- our access to advanced process technologies
- the timing and extent of process development costs
- the current California energy crisis

Customer demand for our products is volatile and difficult to predict.

Our customers continuously adjust their inventories in response to changes in end market demand for their products and the availability of semiconductor components. This results in frequent changes in demand for our products. The volatility of customer demand limits our ability to predict future levels of sales and profitability. The supply of semiconductors can quickly and unexpectedly match or exceed demand because customer end demand can change very quickly. Also, semiconductor suppliers can rapidly increase production output. This can lead to a sudden oversupply situation and a subsequent reduction in order rates and revenues as customers adjust their inventories to true demand rates.

Sales of our products are highly dependent on certain select end markets.

We currently sell a significant portion of our products in the high speed communications, computer and wireless handset markets. These markets are characterized by short product life cycles, rapidly changing customer demand, evolving and competing industry standards and seasonal demand trends.
 Additionally, there can be no assurance that these markets will continue to grow. If the markets for high speed communications, computers or wireless handsets that we serve fail to grow, or grow more slowly than we currently anticipate, or if we experience increased competition in these markets, our business, results of operations and financial condition will be adversely affected.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

Our gross margin is dependent upon a number of factors, among them our level of capacity utilization.

Semiconductor manufacturing is a capital intensive business resulting in high fixed costs. If we are unable to utilize our installed wafer fabrication or test capacity at a high level, the costs associated with these facilities and equipment is not fully absorbed, resulting in higher average unit costs and lower sales margins. The decline in new customer order rates in 2001 has resulted in reduced capacity utilization of our factories as we have attempted to match production with anticipated customer demand. Our gross margins have declined as a result of this reduced utilization of our production capacity. Gross margins may deteriorate further should production activity be curtailed in response to lower customer demand in the future.

Our industry is highly competitive.

The semiconductor industry is highly competitive and subject to rapid technological change, price-erosion and increased international competition. Significant competitive factors include:

- product features
- performance
- price
- timing of product introductions
- emergence of new computer and communications standards
- quality and customer support

Because the standard products market for integrated circuits is diverse and highly fragmented, we encounter different competitors in our various market areas. Most of these competitors have substantially greater technical, financial and marketing resources and greater name recognition than we do. Increased competition could adversely affect our financial condition or results of operations. There can be no assurance that we will be able to compete successfully in either the standard products or custom and foundry products business in the future or that competitive pressures will not adversely affect our financial condition, results of operations, or cash flows.

Our product offering is concentrated and a reduction in demand for one of our significant products could reduce our revenues and results of operations.

We currently derive the majority of our product revenues from sales of standard analog and mixed-signal integrated circuits and we expect these products to continue to account for the majority of our revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for standard analog integrated and mixed-signal circuits, such as competition, product performance or technological change, could have a material adverse effect on our business and consolidated results of operations and financial condition.

An important part of our strategy is to continue our focus on the market for high-speed communications integrated circuits, or ICs. If we are unable to penetrate this market further, our revenues could stop growing and may decline.

Our markets frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. If our products are unable to support the new features or performance levels required by OEMs in these markets, we would likely lose business from existing

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)


or potential customers and would not have the opportunity to compete for new design wins until the next product transition. If we fail to develop products with required features or performance standards, or if we experience even a short delay in bringing a new product to market, or if our customers fail to achieve market acceptance of their products, our revenues could be significantly reduced for a substantial period of time.

A significant portion of our revenues in recent periods has been, and is expected to continue to be, derived from sales of products based on SONET, SDH and ATM transmission standards. If the communications market evolves to new standards, we may not be able to successfully design and manufacture new products that address the needs of our customers or gain substantial market acceptance. Although we have developed products for the Gigabit Ethernet and Fibre Channel communications standards, volume sales of these products are modest, and we may not be successful in addressing other market opportunities for products based on these standards.

We encounter risks associated with our international operations.

We have generated a substantial portion of our net revenues from export sales. We believe that a substantial portion of our future net revenues will depend on export sales to customers in international markets, including Asia.
 International markets are subject to a variety of risks, including changes in policy by foreign governments, social conditions such as civil unrest, and economic conditions including high levels of inflation, fluctuation in the value of foreign currencies and currency exchange rates and trade restrictions or prohibitions. In addition, we sell to domestic customers that do business worldwide and cannot predict how the businesses of these customers may be affected by economic conditions in Asia or elsewhere. Such factors could adversely affect our future revenues, financial condition, results of operations or cash flows.

Our international sales are primarily denominated in U.S. currency. Consequently, changes in exchange rates that strengthen the U.S. dollar could increase the price of our products in the local currencies of the foreign markets we serve. This would result in making our products relatively more expensive than our competitors' products that are denominated in local currencies, leading to a reduction in sales or profitability in those foreign markets. We have not taken any protective measures against exchange rate fluctuations, such as purchasing hedging instruments.

We face risks associated with acquisitions we have completed and will face risks associated with any future acquisitions.

We have made four strategic acquisitions in the past two years: Synergy Semiconductor in November 1998, Altos Semiconductor Inc. in December 1999, Electronic Technology Corporation in April 2000 and Kendin Communications Inc. in May 2001. The acquisition of Kendin Communications Inc. is the largest acquisition that we have undertaken. The risks involved with these acquisitions and any other acquisitions include:

- diversion of management's attention
- failure to retain key personnel
- amortization of acquired intangible assets
- customer dissatisfaction or performance problems with the acquired company
- the cost associated with acquisitions and the integration of acquired operations
- assumption of unknown liabilities

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

Any of these risks could materially harm our business, financial condition and results of operations. Additionally, any acquisition involves a significant amount of integration of two companies that have previously operated independently. No assurance can be given that difficulties will not be encountered in integrating certain products, technologies or operations of the acquired companies with ours or that the benefits expected from such integration will be realized. There can be no assurance that any of the acquired companies will retain its key personnel, that the engineering teams of Micrel and the acquired companies will successfully cooperate and realize any technological benefits or that Micrel or the acquired companies will realize any of the other anticipated benefits of the acquisitions. In addition, the consummation of the Kendin acquisition could result in the cancellation, termination or nonrenewal of arrangements with Kendin by suppliers, distributors or customers of Kendin or the loss of certain key Kendin employees, or the termination of negotiations or delays in ordering by prospective customers of Kendin as a result of uncertainties that may be perceived as a result of the acquisition. Any significant amount of cancellations, terminations, delays or nonrenewals of arrangements with Kendin or loss of key employees or termination of negotiations or delays in ordering could have a material adverse effect on the business, operating results or financial condition of Kendin and Micrel after the acquisition.

In addition, we accounted for some or all of these acquisitions using the pooling-of-interests method of accounting which means the acquisitions are subject to rules established by the Financial Accounting Standards Board and the Securities and Exchange Commission. These rules are complex and the interpretation of them is subject to change. Additionally, the availability of pooling of interests accounting treatment for a business combination depends in part upon circumstances and events occurring after the acquisition. The failure of a past business combination or a future potential business combination that has been accounted for under the pooling of interests accounting method to qualify for this accounting treatment would materially harm our reported and future earnings and likely, the price of our common stock.

Our operating results substantially depend on manufacturing output and yields, which may not meet expectations.

We manufacture most of our semiconductors at our San Jose and Santa
Clara, California fabrication facilities. Manufacturing semiconductors requires manufacturing tools which are unique to each product being produced. If one of these unique manufacturing tools was damaged or destroyed, then our ability to manufacture the related product would be impaired and our business would suffer until the tool was repaired or replaced. Additionally, the fabrication of integrated circuits is a highly complex and precise process. Small impurities, contaminants in the manufacturing environment, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer, manufacturing equipment failures, wafer breakage or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional.

The ongoing expansion of the manufacturing capacity of our existing wafer fabrication facilities could increase the risk of contaminants in the facilities. In addition, many of these problems are difficult to diagnose, and are time consuming and expensive to remedy and can result in lower output and yields and shipment delays.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

Our future success depends in part on the continued service of our key design engineering, sales, marketing and executive personnel and our ability to identify, hire and retain additional personnel.

There is intense competition for qualified personnel in the semiconductor industry, in particular design engineers, and we may not be able to continue to attract and train engineers or other qualified personnel necessary for the development of our business or to replace engineers or other qualified personnel who may leave our employ in the future. Loss of the services of, or failure to recruit, key design engineers or other technical and management personnel could be significantly detrimental to our product and process development programs.

We may not be able to protect our intellectual property adequately, or we could be harmed by litigation involving our patents and proprietary rights.

Our future success depends in part upon our intellectual property, including patents, trade secrets, know-how and continuing technology innovation. There can be no assurance that the steps taken by us to protect our intellectual property will be adequate to prevent misappropriation or that others will not develop competitive technologies or products. There can be no assurance that any patent owned by us will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to us or that any of our pending or future patent applications will be issued with the scope of the claims sought by us, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to our technology, duplicate our technology or design around the patents owned by us. Additionally, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. There can be no assurance that existing claims or any other assertions or claims for indemnity resulting from infringement claims will not adversely affect our business, financial condition, results of operations, or cash flows.

Our business could be adversely affected by electrical power or natural gas supply interruptions.

The majority or our administrative, technical and manufacturing facilities are located in Northern California and these facilities may be subject to electrical power or natural gas supply interruptions. In recent months, electrical power suppliers have experienced shortages in electrical power which has resulted in brief electrical power interruptions. The weak financial condition of California's Public Utilities may aggravate the situation and shortages may develop for natural gas. Semiconductor manufacturing depends upon a controlled environment which requires high usage of electrical power and natural gas. Frequent or extended electrical power interruptions could have a negative impact on production output, manufacturing yields, and manufacturing efficiencies. We intend to implement plans to reduce the impact of temporary power outages. These plans include the installation of emergency electrical power generation equipment. There can be no assurance that these plans will be successful. Frequent or extended electrical power or natural gas interruptions could have a material adverse impact on our business, financial condition and operating results.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   At December 31, 2000, the Company held $37.0 million in short-term investments consisting of corporate debt securities (commercial paper) with maturities of less than one year. These available-for-sale securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10 percent from levels at December 31, 2000, the fair value of the short-term investments would decline by an immaterial amount. The Company generally expects to have the ability to hold its fixed income investments until maturity and therefore would not expect operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on short-term investments.

   At December 31, 2000, the Company had fixed rate long-term debt of approximately $5.9 million. A hypothetical 10 percent decrease in interest rates would not have a material impact on the fair market value of this debt. The Company does not hedge any interest rate exposures.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX

                                                                          Page
                                                                          ----

Independent Auditors' Report                                               18


Consolidated Balance Sheets as of December 31, 2000 and 1999               19


Consolidated Income Statements for the Years ended
   December 31, 2000, 1999 and 1998                                        20


Consolidated Statements of Shareholders' Equity and Comprehensive
   Income for the Years ended December 31, 2000, 1999 and 1998             21


Consolidated Statements of Cash Flows for the Years ended
   December 31, 2000, 1999 and 1998                                        22



Notes to Consolidated Financial Statements                                 23

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Micrel, Incorporated

We have audited the consolidated balance sheets of Micrel Incorporated and its subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule (Valuation and Qualifying Accounts) for the years ended December 31, 2000, 1999 and 1998. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Micrel Incorporated and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The consolidated financial statements and financial statement schedule referred to above give retroactive effect to the merger of Micrel Incorporated and Kendin Communications, Inc. which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements.

DELOITTE & TOUCHE LLP

January 23, 2001
(July 27, 2001 as to the fifth paragraph of Note 11 and September 27, 2001 as to the first three paragraphs of Note 2)

                              MICREL, INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999
                      (In thousands, except share amounts)
_______________________________________________________________________________

                                                          2000         1999
                                                        ---------    ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                             $  86,137    $  20,078
  Short-term investments                                   36,953       36,644
  Accounts receivable, less allowances:
   2000,$4,517; 1999, $2,747                               62,843       40,113
  Inventories                                              28,983       24,278
  Prepaid expenses and other                                1,565        1,173
  Deferred income taxes                                    23,838       15,401
                                                        ---------    ---------
    Total current assets                                  240,319      137,687

EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET                 112,125       67,784
INTANGIBLE ASSETS, NET                                      5,775        7,933
OTHER ASSETS                                                  378          560
                                                        ---------    ---------
TOTAL                                                   $ 358,597    $ 213,964
                                                        =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                      $  21,342    $  12,624
  Accrued compensation                                      8,561        5,434
  Accrued commissions                                       2,277        1,952
  Income taxes payable                                     11,805       12,317
  Other accrued liabilities                                 2,129        1,742
  Deferred income on shipments to distributors             14,224        6,541
  Current portion of long-term debt                         5,429        5,131
                                                        ---------    ---------
      Total current liabilities                            65,767       45,741

LONG-TERM DEBT                                              5,327        8,854
DEFERRED RENT                                                 943          624
DEFERRED INCOME TAXES                                       2,941        1,170

COMMITMENTS AND CONTINGENCIES (Notes 8 and 11)

SHAREHOLDERS' EQUITY:
  Preferred stock, no par value - authorized:
   5,000,000 shares; issued and outstanding: none              -           -
  Common stock, no par value - authorized:
   250,000,000 shares; issued and outstanding:
   2000 - 90,641,922; 1999 - 87,414,733                   116,139       65,663
  Deferred stock compensation                              (4,524)        (233)
  Accumulated other comprehensive income (loss)               (32)          15
   Retained earnings                                      172,036       92,130
                                                        ---------    ---------
    Total shareholders' equity                            283,619      157,575
                                                        ---------    ---------
TOTAL                                                   $ 358,597    $ 213,964
                                                        =========    =========

See notes to consolidated financial statements.

                              MICREL, INCORPORATED

                         CONSOLIDATED INCOME STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                    (In thousands, except per share amounts)
_______________________________________________________________________________

                                                2000        1999        1998
                                             ---------   ---------   ---------

NET REVENUES                                 $ 346,335   $ 200,016   $ 144,935

COST OF REVENUES                               146,321      88,423      72,649
                                             ---------   ---------   ---------

GROSS PROFIT                                   200,014     111,593      72,286
                                             ---------   ---------   ---------

OPERATING EXPENSES:
   Research and development                     41,454      29,518      21,342
   Selling, general and administrative          44,976      29,335      22,539
   Purchased in-process technology                  -          603       3,737
                                             ---------   ---------   ---------
      Total operating expenses                  86,430      59,456      47,618
                                             ---------   ---------   ---------
INCOME FROM OPERATIONS                         113,584      52,137      24,668
OTHER INCOME (EXPENSE):
   Interest income                               5,849       2,138       1,563
   Interest expense                               (976)     (1,468)       (419)
   Other income (loss), net                       (134)         22          (6)
                                             ---------   ---------   ---------
      Total other income, net                    4,739         692       1,138
                                             ---------   ---------   ---------

INCOME BEFORE INCOME TAXES                     118,323      52,829      25,806

PROVISION FOR INCOME TAXES                      39,049      17,363       9,748
                                             ---------   ---------   ---------

NET INCOME                                   $  79,274   $  35,466   $  16,058
                                             =========   =========   =========

NET INCOME PER SHARE:
   Basic                                     $    0.89   $    0.41   $    0.20
                                             =========   =========   =========
   Diluted                                   $    0.79   $    0.38   $    0.19
                                             =========   =========   =========

SHARES USED IN COMPUTING PER
 SHARE AMOUNTS:
   Basic                                        89,242      85,762      82,258
                                             =========   =========   =========
   Diluted                                      99,926      93,941      86,479
                                             =========   =========   =========

See notes to consolidated financial statements.


                                                         MICREL, INCORPORATED

                                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                       AND COMPREHENSIVE INCOME
                                            YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                                (In thousands, except share amounts)
______________________________________________________________________________________________________________________________

                                                           Accumulated
                                      Common Stock            Other       Deferred                   Total
                                   ---------------------  Comprehensive     Stock      Retained   Shareholders'  Comprehensive
                                     Shares     Amount    Income (Loss)  Compensation  Earnings      Equity          Income
                                   ----------  ---------  -------------  ------------  ---------  -------------  -------------
                                   ----------  ---------    ---------      ---------  ---------     ---------      ---------
Balances, December 31, 1997        79,760,612  $  29,947    $     -        $     -    $  40,606     $  70,553

Net income                                -          -            -              -       16,058        16,058      $  16,058
Other comprehensive income,
  net of tax - Change in net
  unrealized gains from
  short-term investments                  -          -             10            -          -              10             10
                                                                                                                   ---------
Comprehensive income                                                                                               $  16,068
                                                                                                                   =========
Issuance of common stock            2,224,702      6,191          -              -          -           6,191
Employee stock transactions         2,431,508      4,088          -              -          -           4,088
Tax benefit of employee
  stock transactions                      -        3,869          -              -          -           3,869
                                   ----------  ---------    ---------      ---------  ---------     ---------
Balances, December 31, 1998        84,416,822     44,095           10            -       56,664       100,769

Net income                                -          -            -              -       35,466        35,466      $  35,466
Other comprehensive income,
  net of tax - Change in net
  unrealized gains from
  short-term investments                  -          -              5            -          -               5              5
                                                                                                                   ---------
Comprehensive income                                                                                               $  35,471
                                                                                                                   =========
Deferred stock compensation, net          -          298          -             (233)       -              65
Issuance of common stock              524,346      4,974          -              -          -           4,974
Employee stock transactions         2,473,565      8,303          -              -          -           8,303
Tax benefit of employee
  stock transactions                      -        7,993          -              -          -           7,993
                                   ----------  ---------    ---------      ---------  ---------     ---------
Balances, December 31, 1999        87,414,733     65,663           15           (233)    92,130       157,575

Net income                                -          -            -              -       79,274        79,274      $  79,274
Other comprehensive income,
  net of tax - Change in net
  unrealized gains from
  short-term investments                  -          -            (47)           -          -             (47)           (47)
                                                                                                                   ---------
Comprehensive income                                                                                               $  79,227
                                                                                                                   =========
Acquisition of ETC                    152,234         32          -              -          632           664
Deferred stock compensation, net          -        4,848          -           (4,291)       -             557
Issuance of common stock              655,284      6,629          -              -          -           6,629
Employee stock transactions         2,419,671     15,556          -              -          -          15,556
Tax benefit of employee
  stock transactions                      -       23,411          -              -          -          23,411
                                   ----------  ---------    ---------      ---------  ---------     ---------
Balances, December 31, 2000        90,641,922  $ 116,139    $     (32)     $  (4,524) $ 172,036     $ 283,619
                                   ==========  =========    =========      =========  =========     =========


See notes to consolidated financial statements.


                              MICREL, INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (In thousands)
_______________________________________________________________________________

                                                2000        1999        1998
                                             ---------   ---------   ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                 $  79,274   $  35,466   $  16,058
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization               25,785      19,587      12,672
    Stock based compensation                       761          66          -
    Purchased in-process technology                 -          603       3,737
    Gain or loss on disposal of assets             (40)        (24)          4
    Deferred rent                                  319        (166)       (126)
    Deferred income taxes                       (6,666)     (3,934)     (4,668)
    Changes in operating assets and
     liabilities, net of effects of
     acquisition:
      Accounts receivable                      (22,453)    (15,476)     (5,306)
      Inventories                               (4,390)     (7,841)      4,600
      Prepaid expenses and other assets           (198)       (365)       (259)
      Accounts payable                           8,607       3,442       2,424
      Accrued compensation                       2,853       1,373         364
      Accrued commissions                          245         442         299
      Income taxes payable                      22,899      15,998       7,029
      Other accrued liabilities                    693      (1,341)        374
      Deferred income on shipments to
       distributors                              7,663       2,127         997
                                             ---------   ---------   ---------
        Net cash provided by operating
         activities                            115,352      49,957      38,199
                                             ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment and leasehold
   improvements                                (67,483)    (29,726)    (31,106)
  Purchases of short-term investments         (158,010)    (65,629)    (38,754)
  Proceeds from sales and maturities of
   short-term investments                      157,681      44,018      41,300
  Purchase of company, net of cash acquired         -       (1,800)    (10,271)
                                             ---------   ---------   ---------
        Net cash used in investing activities  (67,812)    (53,137)    (38,831)
                                             ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of short-term borrowings                -           -       (3,132)
  Proceeds from long-term borrowings             2,000       2,100      12,000
  Repayments of long-term debt                  (5,463)     (7,701)     (4,146)
  Proceeds from the issuance of common stock    21,982      13,277       8,279
                                             ---------   ---------   ---------
        Net cash provided by financing
         activities                             18,519       7,676      13,001
                                             ---------   ---------   ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS       66,059       4,496      12,369
CASH AND CASH EQUIVALENTS - Beginning of year   20,078      15,582       3,213
                                             ---------   ---------   ---------
CASH AND CASH EQUIVALENTS - End of year      $  86,137   $  20,078   $  15,582
                                             =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  Cash paid during the year for:
    Interest                                 $     976   $   1,468   $     291
                                             =========   =========   =========
    Income taxes                             $  22,709   $   5,295   $   7,384
                                             =========   =========   =========
  Non-cash transactions:
    Deferred stock compensation              $   4,848   $     299   $      -
                                             =========   =========   =========
    Conversion of notes payable into
     common stock                            $      -    $      -    $   2,000
                                             =========   =========   =========
    Issuance of stock for service            $     203   $      -    $      -
                                             =========   =========   =========

See notes to consolidated financial statements.

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996


1.   SIGNIFICANT  ACCOUNTING  POLICIES

Nature of Business - Micrel, Incorporated and its wholly-owned subsidiaries (the "Company") develops, manufactures and markets analog and mixed-signal semiconductor devices. The Company also provides custom and foundry services which include silicon wafer fabrication, integrated circuit assembly and testing. The Company's standard integrated circuits are sold principally in North America, Asia, and Europe for use in a variety of products, including those in the computer, communication, and industrial markets. The Company's custom circuits and wafer foundry services are provided to a wide range of customers that produce electronic systems for communications, consumer, automotive and military applications. The Company produces the majority of its wafers at the Company's wafer fabrication facilities located in San Jose and Santa Clara, California. After wafer fabrication, the completed wafers are then separated into individual circuits and packaged at independent assembly and final test contract facilities primarily located in Malaysia.

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Micrel, Incorporated and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates - In accordance with accounting principles generally accepted in the United States of America, management utilizes certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The primary estimates underlying the Company's financial statements include allowance for doubtful accounts receivable, reserves for product returns, reserves for obsolete and slow moving inventory, income taxes and accrual for other liabilities. Actual results could differ from those estimates.

Cash Equivalents - The Company considers all liquid debt instruments purchased with remaining maturities of three months or less to be cash equivalents.

Short-term Investments - Short-term investments consist primarily of liquid debt instruments purchased with remaining maturity dates of greater than three months. Short-term investments are classified as available-for-sale securities and are stated at market value with unrealized gains and losses included in other comprehensive income, net of income taxes.
At December 31, 2000 and 1999, short-term investments consisted of corporate debt securities (commercial paper) with maturities of less than one year.

Short-term investments include the following available-for-sale securities at December 31, 2000 and 1999 (in thousands):

                                                        Unrealized   Unrealized
                                 Amortized    Market      Holding      Holding
                                    Cost       Value       Gains       Losses
                                 ---------   ---------   ---------   ----------

December 31, 2000                $  36,985   $  36,953   $      -    $       32

December 31, 1999                $  36,629   $  36,644   $      15   $       -

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

Certain Significant Risks and Uncertainties - Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, short-term investments, and accounts receivable. Risks associated with cash are mitigated by banking with creditworthy institutions. Cash equivalents and short-term investments consist primarily of commercial paper and bank certificates of deposit and are regularly monitored by management. Credit risk with respect to the trade receivables is spread over geographically diverse customers. At December 31, 2000, no customer accounted for 10% or more of total accounts receivable. At December 31, 1999, two customers accounted for 10% or more of total accounts receivable.

The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations, or cash flows: changes in the overall demand for products offered by the Company; competitive pressures in the form of new products or price reductions on current products; advances and trends in new technologies and industry standards; changes in product mix; changes in third-party manufacturers; changes in key suppliers; changes in certain strategic relationships or customer relationships; litigation or claims against the Company based on intellectual property, patents (Note 11), product, regulatory or other factors; risk associated with the ability to obtain necessary components; risks associated with the Company's ability to attract and retain employees necessary to support its growth.

Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market.

Equipment and Leasehold Improvements - Equipment and leasehold improvements are stated at cost. Depreciation on equipment is computed using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the improvements.

Intangible Assets - Intangible assets (net of accumulated amortization of $4.4 million in 2000; $2.3 million in 1999) at December 31, consist of the following (in thousands):

                                                                  Amortization
                                            2000       1999     Period(Years)(1)
                                          --------   --------   ----------------

Developed and core technology             $  3,980   $  5,323           5
Assembled workforce                            271        576           3
Tradename and patents                          774      1,031           5
Customer relationships                         750      1,003           5
                                          --------   --------
                                          $  5,775   $  7,933
                                          ========   ========

(1) Using straight-line basis amortization.

Impairment of Long-Lived Assets - Long-lived assets and certain intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying value.

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

Revenue Recognition - Revenue from products sold directly to customers is recognized upon shipment. A portion of the Company's sales are made to United States of America, Canadian and certain other international distributors under agreements allowing certain rights of return and price protection on merchandise unsold by these distributors. Accordingly, the Company defers recognition of such revenues until the merchandise is sold by the distributors to their customers. The Company records a provision for estimated returns, allowances and warranty costs at the time revenue is recognized. Warranty costs have not been material in any period presented.

Research and Development Expenses - Research and development expenses include costs associated with the development of new wafer fabrication processes and the definition, design and development of standard products. The Company also expenses prototype wafers and new production mask sets related to new products as research and development costs until products based on new designs are fully characterized by the Company and are demonstrated to support published data sheets and satisfy reliability tests.

Income Taxes - Income taxes are provided at current rates. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

Stock-based Awards - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to
Employees".

Stock Split - In June 2000, the Company declared a two-for-one stock split of its common stock in the form of a 100% stock dividend payable June 27, 2000, on all shares of common stock outstanding as of June 6, 2000. All share and per share information in the accompanying consolidated financial statements has been adjusted to retroactively give effect to the stock split for all periods presented.

Net Income per Share - Basic earnings per share ("EPS") is computed by dividing net income by the number of weighted average common shares outstanding. Diluted EPS reflects potential dilution from outstanding stock options, using the treasury stock method.

Reconciliation of weighted average shares used in computing earnings per share is as follows (in thousands):

                                                      Years Ended December 31,
                                                    ---------------------------
                                                      2000      1999      1998
                                                    -------   -------   -------

Weighted average common shares outstanding           89,242    85,762    82,258
Dilutive effect of stock options outstanding,
 using the treasury stock method                     10,684     8,179     4,221
                                                    -------   -------   -------
Shares used in computing diluted earnings per share  99,926    93,941    86,479
                                                    =======   =======   =======

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996


Fair Value of Financial Instruments - Financial instruments included in the Company's consolidated balance sheets at December 31, 2000 and 1999 consist of cash, cash equivalents, short-term investments and long-term debt. For cash, the carrying amount is a reasonable estimate of the fair value. The carrying amount for cash equivalents and short-term investments approximates fair value because of the short maturity of those investments. The fair value of long-term debt approximates the carrying amount. The fair value of long-term debt is based on the discounted value of the contractual cash flows. The discount rate is estimated using the rates currently offered for debt with similar remaining maturities.

Comprehensive Income - Comprehensive income represents the change in net assets during the period from nonowner sources. Consolidated statements of comprehensive income for the years ended December 31, 2000, 1999, and 1998 have been included within the consolidated statements of shareholders' equity and comprehensive income.

Segment Information - The Company reports segment data pursuant to SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company operates in two reportable segments, standard products and custom and foundry products (Note 12).

New Accounting Standards - Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company will adopt SFAS 133 effective January 1, 2001. Management has concluded that the adoption of SFAS 133 will not have a material effect on the financial position, results of operations, or cash flows of the Company.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides the SEC staff's views on selected revenue recognition issues. Management has completed its evaluation of SAB 101 and has determined that the Company is in compliance with SAB 101 and no adjustments are required.


2.   ACQUISITIONS

On May 30, 2001, the Company completed the acquisition of Kendin Communications, Inc. ("Kendin"), a privately held fabless semiconductor company that designs, develops and markets high performance integrated circuits for the communications and networking markets. Under the terms of the merger agreement, the Company issued 6,138,635 shares of common stock and options to purchase 645,097 shares of common stock in exchange for all outstanding Kendin securities and options to purchase Kendin securities. The transaction has been accounted for as a pooling of interests, and accordingly all financial statements presented have been restated to include the Kendin results. Associated with the acquisition the Company recorded $8.9 million in non-recurring acquisition expenses in the quarter ended June 30, 2001. The non-recurring expenses consisted of $6.9 million in transaction costs and $2.0 million in stock compensation charges.

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

The table below sets forth combined revenues and net income of Micrel and Kendin for the years ended December 31, 2000, 1999, and 1998:

                                                  Years ended December 31,
                                                2000        1999        1998
                                             ---------   ---------   ---------
Net revenues:
   Micrel                                    $ 322,475   $ 195,122   $ 140,508
   Kendin                                       23,860       4,894       4,427
                                             ---------   ---------   ---------
                                             $ 346,335   $ 200,016   $ 144,935
                                             =========   =========   =========

Net income:
   Micrel                                    $  77,671   $  36,659   $  17,176
   Kendin                                        1,603      (1,193)     (1,118)
                                             ---------   ---------   ---------
                                             $  79,274   $  35,466   $  16,058
                                             =========   =========   =========

No Micrel or Kendin accounting policies were required to be conformed as a result of the merger. Both Micrel and Kendin have the same fiscal years. There were no intercompany transactions between the two companies.

On April 13, 2000, the Company completed the acquisition of Electronic Technology Corporation ("ETC"), a privately held provider of power management and mixed signal products for the portable computing, communications and automotive markets. Under the terms of the merger agreement, the Company issued 152,234 shares of common stock in exchange for the outstanding shares of capital stock of ETC. The transaction is accounted for as a pooling of interests. Prior period financial statements presented have not been restated to include the ETC results as the impact was not material.

On December 15, 1999, the Company acquired the outstanding capital stock of Altos Semiconductor for a cash purchase price of $1.8 million. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Altos from the date of acquisition forward have been included in the Company's consolidated financial statements. Approximately $1.7 million of the total purchase cost was allocated to intangible assets. Of that amount, $603,000 was allocated to purchased in-process technology, which has not reached technological feasibility and has no alternative future use, for which the Company recorded charges in the year ended December 31, 1999. The remaining intangible assets of $1.1 million, consisting of existing technology, assembled workforce, and patents, are included in intangible assets in the accompanying balance sheets and are being amortized over their useful lives of five years.

On November 9, 1998, the Company acquired all outstanding shares of Synergy Semiconductor ("Synergy") common stock for a cash purchase price of $9.9 million plus $1.6 million of transaction fees and direct merger costs.

The acquisition was accounted for as a purchase and, accordingly, the results of operations of Synergy from the date of acquisition forward have been included in the Company's consolidated financial statements. In connection with the acquisition, intangible assets of $12.9 million were acquired, of which $3.7 million was reflected as a one-time charge to operations for the write-off of purchased in-process technology that had not reached technological feasibility and, in management's opinion, had no probable alternative future use. The $3.7 million one-time charge for purchased in-process technology has been reflected in the Company's fiscal 1998 consolidated income statement within operating expenses. The

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

remaining intangible assets of $9.2 million, consisting of existing technology, assembled workforce, tradename and patents, and customer relationships, are included in intangible assets in the accompanying balance sheets and are being amortized over their useful lives of three to five years.

In connection with the Synergy acquisition, net assets acquired were as follows (in thousands):

Current assets                                               $  13,564
Equipment and other, net                                         5,074
Intangible assets, including purchased in-process technology    12,945
Liabilities assumed                                            (20,110)
                                                             ---------
Net assets acquired                                          $  11,473
                                                             =========

The following unaudited pro forma information shows the results of operations for the year ended December 31, 1998, as if the Synergy acquisition had occurred at the beginning of 1998 (in thousands, except per share amounts):

Net revenues                                                 $ 168,246
Net income                                                   $  10,177
Net income per share, basic                                  $    0.12
Net income per share, diluted                                $    0.12

The pro forma results are not necessarily indicative of what would have occurred had the acquisition actually been made at the beginning of 1998 or of future operations of the combined companies

3.   INVENTORIES

Inventories at December 31 consist of the following (in thousands):

                                                            2000         1999
                                                         ---------    ---------

   Finished goods                                        $   9,929    $   6,023
   Work in process                                          17,040       16,487
   Raw materials                                             2,014        1,768
                                                         ---------    ---------
                                                         $  28,983    $  24,278
                                                         =========    =========

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

4.   EQUIPMENT  AND  LEASEHOLD  IMPROVEMENTS
Equipment and leasehold improvements at December 31 consist of the following (in thousands):

                                                            2000         1999
                                                         ---------    ---------
   Manufacturing equipment                               $ 153,164    $ 105,370
   Leasehold improvements                                   12,595        2,909
   Office furniture and equipment                           13,221        4,642
                                                         ---------    ---------
                                                           178,980      112,921
Accumulated depreciation and amortization                  (66,855)     (45,137)
                                                         ---------    ---------
                                                         $ 112,125    $  67,784
                                                         =========    =========

5.   BORROWING  ARRANGEMENTS

Borrowing agreements consisted of (i) $5 million under a revolving line of credit, of which all was unused and available at December 31, 2000, and
(ii) $40 million under a non-revolving line of credit, of which $38 million was unused and available at December 31, 2000. The two lines of credit are covered by the same loan and security agreement. The revolving line of credit portion of the agreement expires on April 30, 2001 subject to automatic renewal on a month-to-month basis thereafter unless terminated by either party upon 30 days notice. The non-revolving line of credit portion of the agreement expires on April 30, 2001. Borrowings under the revolving line of credit bear interest rates of, at the Company's election, the prime rate (9.5% at December 31, 2000), or the bank's revolving offshore rate, which approximates LIBOR (6.4% at December 31, 2000) plus 2.0%. Borrowings under the non-revolving line of credit bear interest rates of, at the Company's election, the prime rate (9.50% at December 31, 2000), the bank's non-revolving offshore rate, which approximates LIBOR (6.40% at December 31, 2000) plus 2.13%, a fixed rate based on the four-year U.S. Treasury Bill rate (5.10% at December 31, 2000) plus 2.75% or an annual adjustable rate based on the one-year U.S. Treasury Bill rate (5.37% at December 31, 2000) plus 2.75%. The agreement contains certain restrictive covenants that include a restriction on the declaration and payment of dividends without the lender's consent. The Company was in compliance with all such covenants at December 31, 2000.

Subsequent to December 31, 2000 the bank lines of credit were renewed and amended. The revolving line of credit portion of the agreement has been renewed through June 30, 2002 subject to automatic renewal on a month-to-month basis thereafter unless terminated by either party upon 30 days notice. The non-revolving line of credit portion of the agreement expired on May 31, 2001 and was subsequently renewed and amended through June 30, 2002. The non-revolving line of credit was reduced to $10 million from $40 million. All other terms and conditions of the agreement remain substantially the same.

The non-revolving bank line of credit that is covered by the loan agreement described above, can be used to fund purchases of capital equipment whereby the Company may borrow up to 100% of the acquisition cost. Amounts borrowed under this credit line are automatically converted to four-year term notes. All equipment notes are collateralized by substantially all of the Company's manufacturing equipment.

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

As of December 31, 2000, the Company had $10.8 million outstanding under term notes.

Long-term debt at December 31, collateralized by equipment, consists of the following (in thousands):

                                                            2000         1999
                                                         ---------    ---------

Notes payable bearing interest at prime, payable
  in monthly installments through September 2002         $   1,604    $   2,639
Notes payable bearing a fixed interest rate of 7.5%,
  payable in monthly installments through November 2002      3,805        5,833
Notes payable bearing interest at annual adjustable
  rate based on the one-year U.S. Treasury Bill rate
  plus 3.0%, payable in monthly installments through
  June 2003                                                  1,258        1,838
Notes payable bearing interest at quarterly adjustable
  rate based on LIBOR plus 2.75%, payable in monthly
  installments through December 2004                         2,000           -
Notes payable assumed from Synergy Semiconductor bearing
  fixed rates ranging from 8.9% to 9.4%, payable in
  monthly installments through January 2003                  2,089        3,675
                                                         ---------    ---------
Total debt                                                  10,756       13,985
Current portion                                             (5,429)      (5,131)
                                                         ---------    ---------
Long-term debt                                           $   5,327    $   8,854
                                                         =========    =========

Maturities of long-term debt subsequent to December 31, 2000 are as follows (in thousands): $5,429 in 2001, $4,075 in 2002, $752 in 2003, and
$500 in 2004.

6.   SHAREHOLDERS' EQUITY

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, no par value, of which none were issued or outstanding at December 31, 2000. The preferred stock may be issued from time to time in one or more series.
The Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions of such preferred stock.

Stock Option Plans

Under the Company's 2000 Non-Exempt Option Plan and 1994 and 1989 Stock Option Plans (the "Option Plans"), 35,958,672 shares of common stock are authorized for issuance to key employees. The Option Plans provide that the option price will be determined by the Board of Directors at a price not less than the fair value at the date of grant. Certain shareholder/employees of the Company are granted options at 110% of the current fair market value. Options granted under the 2000 Non-Exempt Option Plan are exercisable in 20% increments with the initial 20% vesting occurring on the date of grant and then in annual increments of 20% per year from the date of grant. Under the 1994 and 1989 Stock Option Plans options granted become exercisable in not less than cumulative annual increments of 20% per year from the date of grant. At December 31, 2000, 19,594,523 total shares were reserved for future issuance, of which 4,535,643 shares were available for future grants under the Option Plans.

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

Option activity under the Option Plans is as follows:

                                                                       Weighted
                                                                        Average
                                                           Number      Exercise
                                                         of Shares      Price
                                                         ----------    --------

Outstanding, December 31, 1997 (1,810,632 exercisable
  at a weighted average price of $0.92 per share)        10,223,232      $ 3.11
    Granted                                               5,774,348        8.20
    Exercised                                            (2,285,400)       1.37
    Canceled                                               (398,400)       3.33
                                                         ----------      ------
Outstanding, December 31, 1998 (1,909,632 exercisable
  at a weighted average price of $2.81 per share)        13,313,780        5.61
    Granted                                               4,323,044       14.89
    Exercised                                            (2,372,065)       2.88
    Canceled                                               (847,231)       7.67
                                                         ----------      ------
Outstanding, December 31, 1999 (2,750,457 exercisable
  at a weighted average price of $5.00 per share)        14,417,528        8.77
    Granted                                               3,607,160       33.99
    Exercised                                            (2,319,283)       5.54
    Canceled                                               (646,525)      12.34
                                                         ----------      ------
Outstanding, December 31, 2000                           15,058,880      $15.15
                                                         ==========      ======


Additional information regarding options outstanding as of December 31, 2000 is as follows:

                          Stock Options Outstanding       Options Exercisable
                      -------------------------------  -------------------------
                                   Weighted
                                   Average     Weighted                 Weighted
                                  Remaining    Average                  Average
       Range of          Number   Contractual  Exercise      Number     Exercise
     Exercise Prices  Outstanding  Life (yrs)   Price     Exercisable    Price
    ----------------  -----------  ---------   -------    -----------   --------
    $ 0.16 to $ 6.38   3,611,401       5.8      $ 3.58     1,654,225     $ 3.18
    $ 6.39 to $12.76   5,451,918       7.4      $ 8.71     1,557,400     $ 8.49
    $12.77 to $19.14   2,096,586       8.3      $15.58       365,986     $15.56
    $19.15 to $25.53   1,058,600       8.8      $20.85       208,200     $20.86
    $25.54 to $31.91     609,350       9.4      $29.93        12,920     $31.81
    $31.92 to $38.29     684,400       9.2      $34.80            40     $33.44
    $38.30 to $44.67     737,500       9.4      $42.53            -          -
    $44.68 to $51.05     780,625       9.6      $48.44            -          -
    $51.06 to $57.43       4,500       9.6      $56.18            -          -
    $57.44 to $63.81      24,000       9.7      $61.56            -          -
                      ----------                          ----------
    $ 0.16 to $63.81  15,058,880       7.6      $15.15     3,798,771     $ 7.62
                      ==========                          ==========

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

Employee Stock Purchase Plan

Under the 1994 Employee Stock Purchase Plan, (the "Purchase Plan"), eligible employees are permitted to have salary withholdings to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of each six-month offer period, subject to an annual limitation. Shares of common stock issued under the Purchase Plan were 100,389, 101,500, and 146,108, in 2000, 1999, and
1998, respectively, at weighted average prices of $26.47 $14.75 and $6.63, respectively. At December 31, 2000, there were 1,196,953 shares of common stock issued under the Purchase Plan and 1,203,047 shares are reserved for future issuance under the Purchase Plan.

Additional Stock - Based Award Information

As discussed in Note 1, the Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 60 months; stock volatility, 80.1% in 2000, 70.7% in 1999 and 74.1% in 1998;
risk free interest rates, 5.33% in 2000, 5.46% in 1999, and 5.36% in 1998;
and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. The weighted average fair value of options granted under the stock option plans during 2000, 1999, and 1998 was $27.17, $11.01, and $5.58 per share. If the computed fair values of the 2000, 1999 and 1998 awards under both the Option Plans and the Purchase Plan had been amortized to expense over the vesting period of the awards, pro forma net income and net income per share would have been as follows (in thousands, except per share amounts):

                                                      Years Ended December 31,
                                                 ------------------------------
                                                   2000       1999       1998
                                                 --------   --------   --------

Pro forma net income                             $ 50,143   $ 20,613   $  8,076

Pro forma net income per share:
   Basic                                         $   0.56   $   0.25   $   0.10
   Diluted                                       $   0.52   $   0.21   $   0.09

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996


The amounts used above are based on calculated tax effected values for option awards in 2000, 1999 and 1998 aggregating $52.0 million. The impact of outstanding stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.


7.   INCOME  TAXES
The provision for income taxes for the years ended December 31 consists of the following (in thousands):

                                                   2000       1999       1998
                                                 --------   --------   --------
Currently payable:
  Federal                                        $ 40,606   $ 19,966   $ 13,147
  State                                             5,109      1,331      1,269
                                                 --------   --------   --------
Total currently payable                            45,715     21,297     14,416
                                                 --------   --------   --------

Deferred income taxes:
  Federal                                          (2,422)      (322)    (3,834)
  State                                            (4,244)    (3,612)      (834)
                                                 --------   --------   --------
Total deferred                                     (6,666)    (3,934)    (4,668)
                                                 --------   --------   --------
Total provision                                  $ 39,049   $ 17,363   $  9,748
                                                 ========   ========   ========

A reconciliation of the statutory federal income tax rate to the effective tax rate for the years ended December 31 is as follows:

                                                   2000       1999       1998
                                                 --------   --------   --------
Statutory federal income tax rate                   35%        35%        35%
State income taxes (net of federal income
 tax benefit)                                        1          2          1
Federal research and experimentation tax credits    (2)        (2)        (5)
Export sales tax credit                             (1)        (1)        (2)
Non-deductible purchased in-process technology       -          -          5
Other                                                -         (1)         4
                                                  ----       ----       ----
Effective tax rate                                  33%        33%        38%
                                                  ====       ====       ====

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

Temporary differences that give rise to deferred tax assets and liabilities at December 31 are as follows (in thousands):

                                                           2000       1999
                                                         --------   --------
Deferred tax assets:
  Accruals and reserves not currently deductible         $ 11,096   $  6,374
  Deferred income                                           5,901      2,747
  Tax net operating loss and credit carryforwards          11,685     10,425
  Capitalized research and development                      2,296      2,642
                                                         --------   --------
Total deferred tax asset                                   30,978     22,188
                                                         --------   --------

Deferred tax liabilities:
  Depreciation                                             (5,463)    (3,279)
  State income taxes                                       (2,679)    (1,387)
  Intangible assets                                        (1,939)    (3,291)
                                                         --------   --------
Total deferred tax liability                              (10,081)    (7,957)
                                                         --------   --------
Net deferred tax asset                                   $ 20,897   $ 14,231
                                                         ========   ========

Due to the Company's acquisition of Synergy, the Company has available pre-ownership change federal and state net operating loss carryforwards of approximately $6.0 million and $400,000, respectively, which expire beginning in 2006 and 2000. These pre-ownership change net operating loss carryforwards are subject under Section 382 of the Internal Revenue Code to an annual limitation estimated to be approximately $500,000. Due to the Company's acquisition of Kendin Communications, the Company has available pre-ownership change federal and state net operating loss carryforwards of approximately $2.6 million and $2.6 million, respectively, which expire beginning in 2012 and 2005. These pre-ownership change net operating loss carryforwards may be subject under Section 382 of the Internal Revenue Code to an annual limitation. In addition, the Company has available federal research and state credit carryforwards of approximately $1.5 million and $7.0 million, respectively. Regarding the state credit carryforwards, approximately $2.7 million represents pre-ownership change carryforwards subject to the Section 382 annual limitation.

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996


8.   OPERATING  LEASES

The Company leases its facilities under operating lease agreements that expire in 2003, 2005, 2006, and 2011. The lease agreements provide for escalating rental payments over the lease periods. Rent expense is recognized on a straight-line basis over the term of the lease. Deferred rent represents the difference between rental payments and rent expense recognized on a straight-line basis. Future minimum payments under these agreements are as follows (in thousands):

Year Ending
December 31,
------------
   2001                                                     $   4,474
   2002                                                         4,565
   2003                                                         4,521
   2004                                                         4,551
   2005                                                         3,483
Thereafter                                                      7,021
                                                            ---------
                                                            $  28,615
                                                            =========

Rent expense under operating leases was (in thousands): $3,745, $2,855, and $1,520 for the years ended December 31, 2000, 1999, and 1998, respectively.

9.   PROFIT-SHARING 401(k) PLAN

The Company has a profit-sharing plan and deferred compensation plan (the "Plan"). All employees completing one month of service are eligible to participate in the Plan. Participants may contribute 1% to 15% of their annual compensation on a before tax basis, subject to Internal Revenue Service limitations. Profit-sharing contributions by the Company are determined at the discretion of the Board of Directors. The Company accrued $1.8 million in 2000, $830,000 in 1999, and $870,000 in 1998.
Participants vest in Company contributions ratably over six years of service.

10.   SIGNIFICANT CUSTOMERS
In 2000, 1999 and 1998, no single customer accounted for ten percent or more of net revenues

11.   LITIGATION
The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. To the extent that the Company becomes involved in such intellectual property litigation, it could result in substantial costs and diversion of resources to the Company and could have a material adverse effect on the Company's financial condition or results of operations.

On July 2, 1999, National Semiconductor Corporation (''National''), a competitor of the Company, filed a complaint against the Company, entitled National Semiconductor Corporation v. Micrel Semiconductor, Inc. in the United States District Court, Northern District of California, in San Jose, California, alleging that the Company infringes five National Semiconductor patents. The complaint in the lawsuit seeks unspecified compensatory damages for infringement, and treble damages as well as permanent injunctive relief against further infringement of the National patents at issue. The Company intends to continue defending itself against these claims. The litigation is currently in the discovery phase. A trial date has not yet been set by the Court.

On February 26, 1999, the Lemelson Medical, Education & Research Foundation (the "Lemelson Partnership") filed a complaint which was served on the Company on June 15, 1999, entitled Lemelson Medical, Education & Research Foundation, Limited Partnership v. Lucent Technologies Inc., et al. in the United States District Court in Phoenix, Arizona, against eighty-eight defendants, including the Company, alleging infringement of Lemelson Foundation patents. The complaint in the lawsuit seeks unspecified compensatory damages, treble damages and attorneys' fees, as well as injunctive relief against further infringement of the Lemelson patents at

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

issue. The Company intends to continue to defend itself against these claims. The case is currently in the discovery phase and no trial date has been set.

On May 9, 1994, Linear Technology Corporation ("Linear" or "LTC"), a competitor of the Company, filed a complaint against the Company, entitled Linear Technology Corporation v. Micrel, Incorporated, in the United States District Court in San Jose, California, alleging patent and copyright infringement and unfair competition. All claims, except the patent infringement claim, have been settled or dismissed. In this lawsuit, Linear claimed that two of the Company's products infringed one of Linear's patents. The complaint in the lawsuit sought unspecified compensatory damages, treble damages and attorneys' fees as well as preliminary and permanent injunctive relief against infringement of the Linear patent at issue. On August 20, 1999, the United States District Court in San Jose adjudicated in favor of the Company in this patent infringement suit brought by the plaintiff. The plaintiff alleged in the suit that the Company had infringed upon U.S. Patent No. 4,755,741, which covers design techniques used to increase the efficiency of switching regulators. The United States District Court in San Jose found the patent to be invalid under the "on sale bar" defense as the plaintiff had placed integrated circuits containing the alleged invention on sale more than a year before filing its patent application. The United States District Court in San Jose dismissed the plaintiff's complaint on the merits of the case and awarded the Company its legal costs. A notice of appeal of the Judgment was filed by Linear on September 17, 1999. Linear filed its appeal brief with the United States Court of Appeal for the Federal Circuit ("CAFC") in October, 2000. The Company filed its responsive brief with the CAFC in January, 2001. The parties are awaiting judgement on appeal.

On June 16, 1999, Paul Boon ("Boon" or "plaintiff"), an ex-employee of the Company, filed a complaint in the Superior Court of California entitled Paul Boon v. Micrel Incorporated, dba Micrel Semiconductor, alleging breach of employment contract, discrimination based upon age, and wrongful termination in violation of public policy. On October 12, 2000, Boon filed an amended complaint alleging breach of an implied covenant of good faith and fair dealing, and breach of written agreement, in addition to the original causes of action. On February 23, 2001, a jury decided that the Company had breached an employment contract with plaintiff and awarded plaintiff $1.3 million. On April 13, 2001, the Company filed a motion for judgement notwithstanding the verdict or alternatively, a motion for new trial. On May 18, 2001, the Court granted the Company's motion, issuing an order which vacated and set aside the judgement in favor of Boon, and ordered a new trial on all issues. A new trial date was set for July 16, 2001. Prior to the beginning of trial, the parties settled the matter. On July 27, 2001, the case was dismissed by the Court.

The Company believes that the ultimate outcome of the legal actions discussed above will not result in a material adverse effect on the Company's financial condition, results of operation or cash flows. However, litigation is subject to inherent uncertainties, and no assurance can be

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

given that the Company will prevail in these lawsuits. Accordingly, the pending lawsuits as well as potential future litigation with other companies, could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's financial condition, results of operations or cash flows.

Certain additional claims and lawsuits have arisen against the Company in its normal course of business. The Company believes that these claims and lawsuits will not have a material adverse effect on the Company's financial condition, results of operation or cash flows.

In the event of an adverse ruling in any intellectual property litigation that now exists or might arise in the future, the Company might be required to discontinue the use of certain processes, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to the infringing technology. There can be no assurance, however, that under such circumstances, a license would be available under reasonable terms or at all. In the event of a successful claim against the Company and the Company's failure to develop or license substitute technology on commercially reasonable terms, the Company's financial condition, results of operations, or cash flows could be adversely affected.


12.   SEGMENT REPORTING
SFAS No.131 requires disclosures regarding products and services, geographic areas, and major customers. The Company operates in two reportable segments: standard products and custom and foundry products. For the year ended December 31, 2000, the Company recorded revenue from customers throughout the United States; France, the U.K., Finland, Germany, Italy, Switzerland, Israel, Spain, Ireland, Sweden, and The Netherlands (collectively referred to as "Europe"); Korea; Japan; Taiwan; Singapore, Hong Kong, China, and Malaysia (collectively referred to as "Other Asian Countries"); and Canada.

Net Revenues by Segment (in thousands):

                                                 Years Ended December 31,
                                            ----------------------------------
                                               2000        1999        1998
                                            ----------  ----------  ----------
Standard Products                           $  275,306  $  155,979  $  104,329
Custom and Foundry Products                     71,029      44,037      40,606
                                            ----------  ----------  ----------
      Total net revenues                    $  346,335  $  200,016  $  144,935
                                            ==========  ==========  ==========

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

     Geographic Information  (in thousands):
                                    2000                 1999            1998
                             ------------------   ------------------   --------
                                         Long-                Long-
                               Total     Lived      Total     Lived      Total
                             Revenues   Assets    Revenues   Assets    Revenues*
                             --------  --------   --------  --------   --------
United States of America     $155,542  $110,789   $ 81,948  $ 70,904   $ 76,777
Korea                          30,305        34     30,037        13     15,441
Japan                          20,659        83     15,557        -      15,127
Taiwan                         45,109        30     20,640        19     14,407
Other Asian Countries          15,551     6,100      8,296     5,295      7,286
Europe                         34,263     1,242     21,364        46     15,550
Canada                         44,906        -      22,174        -         347
                             --------  --------   --------  --------   --------
Total                        $346,335  $118,278   $200,016  $ 76,277   $144,935
                             ========  ========   ========  ========   ========

* Total revenues are attributed to countries based on "ship to" location of customer.


13.   QUARTERLY RESULTS - UNAUDITED

(in thousands, except per share amounts)

                                            Three Months Ended
                                 Mar. 31,   June 30,   Sep. 30,   Dec. 31,
                                   2000       2000       2000       2000
                                 --------   --------   --------   --------
Net revenues                     $ 69,018   $ 80,239   $ 94,682   $102,396
Gross profit                     $ 38,820   $ 45,800   $ 55,561   $ 59,833
Net income                       $ 13,473   $ 17,871   $ 23,172   $ 24,758
Net income per share:
   Basic                         $   0.15   $   0.20   $   0.26   $   0.27
   Diluted                       $   0.14   $   0.18   $   0.23   $   0.25

Shares used in computing per
 share amounts:
   Basic                           87,788     88,888     89,811     90,479
   Diluted                         98,846     99,393    101,283    100,039

                              MICREL, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

                                            Three Months Ended
                                 Mar. 31,   June 30,   Sep. 30,   Dec. 31,
                                   1999       1999       1999       1999
                                 --------   --------   --------   --------
Net revenues                     $ 41,667   $ 45,298   $ 51,377   $ 61,674
Gross profit                     $ 23,044   $ 25,280   $ 28,704   $ 34,565
Net income                       $  7,077   $  7,957   $  9,093   $ 11,339(1)
Net income per share:
   Basic                          $  0.08   $   0.09   $   0.11   $   0.13(1)
   Diluted                        $  0.08   $   0.09   $   0.10   $   0.12(1)

Shares used in computing per
 share amounts:
   Basic                           84,632     85,406     86,194     86,817
   Diluted                         91,712     92,958     94,770     96,139

Note (1): Consolidated financial results for the fourth quarter ended December 31, 1999 reflect a charge of $603,000 related to purchased in-process technology associated with the acquisition of Altos
Semiconductor.

                                                                   SCHEDULE II

                              MICREL, INCORPORATED
                       VALUATION AND QUALIFYING ACCOUNTS
             For the Years Ended December 31, 2000, 1999, and 1998
                             (Amounts in thousands)

                              Balance at   Additions
                              Beginning   and Charges   Bad Debt   Balance at
      Description              of Year    to Expenses  Write-offs  End of Year
----------------------------  ----------  -----------  ----------  -----------
Year Ended December 31, 2000
----------------------------
Accounts receivable allowance  $  2,747     $  1,803    $(    33)   $  4,517

Year Ended December 31, 1999
----------------------------
Accounts receivable allowance  $  1,613     $  1,141    $(     7)   $  2,747

Year Ended December 31, 1998
----------------------------
Accounts receivable allowance  $  2,015     $     -     $(   402)   $  1,613

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           MICREL, INCORPORATED
                                             (the Registrant)


                                           By:  /s/ Raymond D. Zinn
                                                ---------------------
                                                Raymond D. Zinn
                                                President and
                                                Chief Executive Officer

Dated:  October 3, 2001